NEWSRELEASE
FOR IMMEDIATE RELEASE-DRAFT
September 14, 2009

Contacts:
Analysts Jay Gould Jim Graham	(614) 480-4060 (614) 480-3878	Media Maureen Brown	(614) 480-5512

HUNTINGTON BANCSHARES APPOINTS CLEVELAND’S
WILLIAM R. ROBERTSON TO ITS BOARD

Third High Level Huntington Appointee from Cleveland Since March

Cleveland, OHIO – William R. Robertson, a 45-year resident of Cleveland, and a former president, director and deputy chairman of National City Corp., has been appointed to Huntington’s Board of Directors. It was with the help of Robertson’s leadership that National City became one of the country’s premier banks during the 1970s, 1980s and into the mid-1990s. Robertson most recently retired as managing partner of Cleveland’s Kirtland Capital Partners, which he joined in 1997.

“Cleveland is a market of critical importance to Huntington,” said Steve Steinour, president, chairman and chief executive officer of the bank. “The board wanted to appoint another director who had strong community ties in Cleveland. We also wanted someone who understood the local market—particularly its manufacturing and distribution base—because we are committed to helping the area weather the recession and create new jobs. Bill will give us the added expertise in helping companies grow. His longstanding work in the community will also serve us well as we seek new ways to support the Cleveland area.”

Robertson has a strong track record in helping Cleveland-area companies and non- profits, thanks to his wide-ranging experience in consumer, small business and middle market banking. At Kirtland Capital, Robertson partnered with Cleveland niche manufacturing, distribution and business service companies. At National City, he oversaw Corporate Operations and Information Services as the organization consolidated acquired companies. He also helped to guide National City’s fee-income businesses to represent 50 percent of National City’s overall fee revenues. Additionally, he was instrumental in forming National City’s Private Client Group to help families protect and preserve their assets.

Robertson has deep roots in Cleveland. He is Trustee Emeritus of the Cleveland Museum of Art and a trustee of the Prentiss Foundation. He is also a former trustee and officer of many civic institutions, including The Musical Arts Association, Saint Luke’s Hospital, The Salvation Army (past chairman), United Way Services (past chairman), Visiting Committee for the Weatherhead School of Management of Case Western Reserve University (past chairman), and the Western Reserve Historical Society.

“I am delighted to join Huntington, which I believe is on the right path to grow,” said Robertson. “While other financial institutions are merging with Eastern banks or looking to purchase a bank outside of the Midwest, Huntington is committed to its hometown markets. The Huntington team knows that Cleveland is an important focus for its future.”

Robertson is the third Clevelander Huntington has appointed to a high-ranking position this year. In March, Huntington appointed Randall Stickler as senior executive vice president and director of Commercial Real Estate (CRE). He has more than 25 years of banking experience, most recently serving as state of Ohio president for Charter One Bank. He also previously held positions with Chase Properties, Keycorp, Society and Ameritrust.

In June, Huntington appointed Kevin Blakely as senior executive vice president and chief risk officer. Blakely most recently served as president and chief executive officer of The Risk Management Association. Blakely has 35 years of banking experience including holding a variety of risk positions at Key Bank.

About Huntington

Huntington Bancshares Incorporated is a $52 billion regional bank holding company headquartered in Columbus, Ohio. Huntington has more than 143 years of serving the financial needs of its customers. Through our subsidiaries, including our banking subsidiary, The Huntington National Bank, we provide full-service commercial and consumer banking services, mortgage banking services, equipment leasing, investment management, trust services, brokerage services, customized insurance service program, and other financial products and services. Our over 600 banking offices are located in Indiana, Kentucky, Michigan, Ohio, Pennsylvania, and West Virginia. Huntington also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of almost 1,400 ATMs. The Auto Finance and Dealer Services group offers automobile loans to consumers and commercial loans to automobile dealers within our six-state banking franchise area. Selected financial service activities are also conducted in other states including: Private Financial Group offices in Florida; and Mortgage Banking offices in Maryland and New Jersey. International banking services are available through the headquarters office in Columbus and a limited purpose office located in both the Cayman Islands and Hong Kong.